Exhibit 10.1
AGREEMENT
This Agreement entered into this 31st day of March, 2011, by and between CMG Holdings, Inc., (“CMG” or the “Corporation”) a Nevada Corporation and Alan Morell, James Ennis and Michael A. Vandetty, (collectively “Executives”).

WHEREAS, Executives, are employed by CMG in an executive capacity pursuant to executive employment agreements executed by the parties hereto on January 1, 2010, and;

WHEREAS, pursuant to the terms of said employment agreements each of the Executives was to receive executive incentive bonus consideration in the amount of $150,000.00 per executive subsequent to the execution of said employment agreement pursuant to certain terms and provisions of said employment agreement; and

WHEREAS, based on the occurrence of certain events, as described in said agreement, the executives are presently entitled to receive the executive incentive bonus considerations as set forth in the agreements; and

WHEREAS, it is in the best interest of CMG that said bonus consideration not be paid in cash at this time and the Executives have agreed to accept shares of the Corporation’s capital stock in satisfaction of the executive incentive bonus.

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby, the parties hereto agree as follows:

1.	Executives individually and collectively agree to forego the payment of $100,000.00 each in executive incentive bonus consideration upon execution of this Agreement.

2.
In consideration of each Executive’s agreement to forego the payment of said executive incentive bonus consideration, the Corporation shall issue to the Executives an aggregate of 51 shares of Class A Preferred Stock as more fully described in the Certificate of Designation of Class A Preferred Stock and consent to same by the Board of Directors of CMG (the “Written Consent”), copies of which are attached hereto.

3.
Each Executive shall receive 17 shares of Class A Preferred Stock as more completely described in the Written Consent.  Pursuant to the terms and provisions of said consent and the preferences conversion rates and other rights, including voting rights, qualifications, limitations and restrictions set forth in the above described certificate.

4.
Upon receipt of said shares, Executives hereby and forever waive and forego the right to receive $100,000.00 each or in the aggregate of $300,000.00 of executive incentive bonus consideration to which the Executives would otherwise be entitled.

5.
Upon execution of this agreement by all parties, CMG shall direct that the Series A Preferred shares be issued in compliance with the terms of this Agreement immediately be issued and delivered to each executive in the individual amount of 17 shares of Class A Preferred Stock.

WITNESS HEREOF the parties have set their hands and seals this 31st day of March, 2011

CMG HOLDINGS, INC.
By: /s/ Alan Morell
Name: Alan Morell
Its: Chief Executive Officer

EXECUTIVES:

/s/Alan Morell
Alan Morell

/s/James Ennis
James Ennis

/s/Michael Vandetty
Michael Vandetty